Exhibit 10.28

February 8, 2007

Mr. Michael Patrick George
P.O. Box 1722
Ross, CA  94957

Dear Michael:

Please consider this letter a formal offer of employment with American States Water Company (“ASW”).  In this letter, I will address each of the issues we have verbally discussed regarding your employment, as follows:

•                  You will become an at-will, regular employee of ASW, in the position of Executive Vice President of Corporate Development. As such, you will be covered under all company compensation and benefit plans customary for someone in a senior executive position including base salary, long-term incentives, such as stock options and restricted stock, and change-in-control plans. You will also be covered under the company’s §401(k) and medical plans, as well as the pension plan including the SERP, as amended in 2006.  Subject to Board approval, the vesting requirement for the SERP will be waived, although you will not receive any additional service credit. Please note that the granting of options and/or restricted stock can only be authorized by the Board’s Compensation Committee, but both the Chairman of the Board (Lloyd Ross) and the Chairman of the Compensation Committee (Jim Anderson) have agreed to my forwarding this offer to you.

•                  You will receive an annual base salary of $375,000 (this amounts to $14,423.08 on a bi-weekly basis, which is the normal pay period), to manage ASW’s corporate development activities.

•                  Our Code of Conduct will not permit you to be employed by another party.  In recognition of your willingness to resign from your position with Western Water Company, I have recommended to the Board’s Compensation Committee that you be provided Long Term Incentives in the amount of $125,000 annually for each of the next three years, beginning with the first grant in early 2007 and the two subsequent grants in early 2008 and 2009; all grant dates to be determined by the Board’s Compensation Committee.  Option exercise prices will equal fair market value on the date granted.  Please note that half of each grant’s value will be in stock options and the other half in restricted stock, both of which will vest over a three-year period from the grant date, one-third on each of the first, second and third anniversary of the grant date.

•                  It is understood that you may be called to assist Western Water Company following your resignation from Western Water and your subsequent employment with ASW.  It is also understood that you own an option to purchase 20% of the stock of Western Water Company.  Your decision with respect to exercise of such option is at your own discretion, but you agree to avoid taking on any duties, obligations, or responsibilities related to Western Water Company that interfere in any way with your ability to perform your responsibilities as an officer of ASW.  Your decision with respect to exercising the option and your possible future ownership of stock in Western Water Company is not connected in any way to this offer of employment.

•                  It is further understood that you are a member of the Board of Directors of the Natomas Mutual Water Company and that you are a candidate for re-election to that Board at the annual meeting scheduled for February 13, 2007.  During your service on the Natomas Board, it is understood that you will recuse yourself from voting on matters in which ASW has a financial interest and you will observe all conflict-of-interest rules of Natomas.  Your service on the Natomas Board is at your own discretion and is unrelated to this offer of employment.  However, it will be your duty to manage your service on the Natomas Board so that such service does not interfere with your responsibilities as an officer of ASW.

•                  Our ability to allow your continued activity with Western Water and Natomas is predicated on the assumptions that it will not interfere with your responsibilities to ASW. If, upon experience, we conclude otherwise, you agree, at our request, to resign from any offices then held by you at either entity.  Of course, ASW is not responsible for your activities at Western Water Company and Natomas Mutual Water Company, so the company’s insurance, indemnity and other customary employee protections are not applicable to these activities.  You acknowledge that the only remuneration that you will receive (other than as a sole result of your potential equity holdings in Western Water Company) for your activities with either Western Water Company or Natomas Mutual Water Company will be  customary board member fees and out of pocket expense reimbursement.    The company will not be responsible for any travel or other costs incurred in connection with your activities for Western Water Company or Natomas Mutual Water Company, and you agree to hold the company harmless from any claims, losses and damages incurred in such activities.

•                  Your past years of experience as an officer in the water business have been taken into account in calculating your vacation and sick leave benefits, and as such, you will have the maximum annual vacation allotted under ASW’s vacation policy.

•                  As you know, your position is located at the headquarters of American States Water Company in San Dimas, CA.  You will have a reasonable period of time to arrange and manage your relocation from Ross, California.  To assist with your relocation, ASW will pay up to $2,200/month for temporary housing in the San Dimas area as well as reasonable commuting expenses between San Dimas and Ross for up to one year from your start date.  ASW will also pay reasonable and customary expenses for relocating you and your family to Southern California, up to a maximum of $75,000.

•                  As part of your 2007-8 gross income, the company will provide a tax gross-up payment(s) to cover the amount of moving cost reimbursement you would have to show as additional income.

The company has completed its background checks, as you authorized in your employment application, and the results of those checks are satisfactory to the company.  It is my sincere hope that you will view this proposal as an attractive offer of employment. I am also hopeful that your prospective role as Executive Vice President of Corporate Development will result in a lasting relationship with the company, with the target start date of February 12, 2007.

If this offer is acceptable to you, please countersign and return a copy of this letter in the enclosed envelope.   In the meantime, I am available at any time to answer questions you may have.

Sincerely,

/s/ Floyd E. Wicks

Floyd E. Wicks
President & C.E.O.

FEW:ckc

Accepted and Agreed To,
/s/ Michael Patrick George	February 8, 2007
Michael Patrick George	Dated